                                                                   Exhibit 4.9

                      FIRST AMENDMENT TO REIMBURSEMENT AGREEMENT

          This FIRST AMENDMENT TO REIMBURSEMENT AGREEMENT (this "Agreement"), dated as of December 17, 1996, by and among HILTON HOTELS CORPORATION, a Delaware corporation (the "Company"), DEUTSCHE BANK AG, NEW YORK BRANCH, as issuer of the Letter of Credit (in such capacity, the "Issuer"); DEUTSCHE BANK AG, LOS ANGELES BRANCH, THE BANK OF NEW YORK, SOCIETE GENERALE, CIBC INC., THE SUMITOMO BANK, LIMITED, THE MITSUBISHI TRUST & BANKING CORPORATION, AND WESTDEUTSCHE LANDESBANK GIROZENTRALE (herein collectively, the "Banks" and individually a "Bank"); and DEUTSCHE BANK AG, NEW YORK BRANCH, as agent (in such capacity, the "Agent") for the Banks hereunder. Unless otherwise expressly defined herein, any capitalized term used herein and defined in the Reimbursement Agreement (as defined below) shall have the meaning assigned to it in the Reimbursement Agreement.

                                 W I T N E S S E T H:

          WHEREAS, the Issuer has issued that certain letter of credit No. 839-53762, dated May 16, 1996 (the "Letter of Credit"), pursuant to that certain reimbursement agreement, dated as of May 16, 1996 (the "Original Reimbursement Agreement"; as amended from time to time, including by this Agreement, the "Reimbursement Agreement"), by and between the Company, the Agent, the Issuer and the Banks;

          WHEREAS, the Company, the Issuer, the Agent and the Banks each desire to amend the Original Reimbursement Agreement in the manner and pursuant to the terms and conditions set forth herein;

          NOW, THEREFORE, in consideration of the promises made hereunder by the Company, the Issuer, the Agent and the Banks, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

          1.   AMENDMENTS TO REIMBURSEMENT AGREEMENT.

          1.1 CONSENTS. The Company, the Issuer, the Agent and each of the Banks executing this Agreement hereby consent to the following amendments to the Reimbursement Agreement on the terms and subject to the conditions set forth herein.

          1.2  DEFINITIONS.

          1.2.1 The following definitions are hereby added to the Reimbursement Agreement:

          "'BENEFIT ARRANGEMENT' means at any time any employee benefit plan within the meaning of Section 3(3) of ERISA which is not a Plan or a Multiemployer Plan and which is maintained or otherwise contributed to by any member of the Controlled Group.

          'CONSOLIDATED DEBT' means at any date the Debt of the Company and its Consolidated Subsidiaries, determined on a consolidated basis as of such date.

          'CONSOLIDATED NET WORTH' means at any date the consolidated stockholders' equity of the Company and its Consolidated Subsidiaries determined as of such date.

          'COVERED SUBSIDIARY' means at any time any Subsidiary of the Company that has consolidated assets in an amount greater than $5,000,000.

          'EFFECTIVE DATE' means December 17, 1996.

          'FACILITY FEE' has the meaning set forth in Section 2.05.

          'FACILITY FEE RATE' has the meaning set forth in the Pricing Schedule.

          'LEVERAGE RATIO' means at any date the ratio of Consolidated Debt at such date to Consolidated EBITDA for the period of four consecutive fiscal quarters most recently ended on or prior to such date.

          'PRICING SCHEDULE' means the Schedule attached hereto identified as such.

          'SIGNIFICANT SUBSIDIARY' means at any time a Subsidiary of the Company having (i) at least 10% of the total consolidated assets of the Company and its Subsidiaries (determined as of the last day of the most recent fiscal quarter of the company) or (ii) at least 10% of the consolidated revenues of the company and its Subsidiaries for the fiscal year of the Company then most recently ended.

          'STATUS' has the meaning set forth in the Pricing Schedule."

          1.2.2 The following definitions are hereby deleted in their entirety and amended in full to read as follows:

          "'AUTHORIZED OFFICER' means the Chairman of the Board, the Vice Chairman of the Board, the President, the Treasurer, the Chief Financial Officer, the Secretary or any Assistant Secretary of the Company.

          'CONSOLIDATED EBITDA' means, for any period, Consolidated Net Income for such period before (i) income taxes, (ii) interest expense, (iii) depreciation and amortization, (iv) minority interest, (v) extraordinary losses or gains, (vi) discontinued operations and (vii) the cumulative effect of changes in accounting principles.

          'CONTROLLED GROUP' means the Company, any Subsidiary and all members of a controlled group of corporations and all trades or business (whether or not incorporated) under common control which, together with the Company or any Subsidiary, are treated as a single employer under Section 414 of the Internal Revenue Code.

          'FEES' means any or all of the Letter of Credit Fee, the Facility Fee and such other fees as are set forth in the Fee Letter or as may otherwise be agreed to by the Company and the Agent, in writing, from time to time.

          'LETTER OF CREDIT FEE RATE' has the meaning set forth in the Pricing Schedule."

          1.2.3 The definition of "CONSOLIDATED TANGIBLE NET WORTH" is hereby deleted from the Reimbursement Agreement in its entirety.

          1.3  OTHER AMENDMENTS.

          1.3.1 SECTION 2.05 Section 2.05 (including the pricing schedule contained therein) is hereby deleted in its entirety and amended in full to read as follows:

          "Section 2.05. (a) FACILITY FEE. The Company shall pay to the Agent for the account of the Banks ratably a facility fee (the "Facility Fee") at a rate per annum determined daily in accordance with the Pricing Schedule. Such Facility Fee shall accrue from and including the Effective Date to but excluding the Expiration Date, on the daily aggregate amount of the Letter of Credit Commitments (whether used or unused) of the Banks.

               (b) LETTER OF CREDIT FEE. The Company shall pay to the Agent for the account of the Banks ratably a letter of credit fee (the "Letter of Credit Fee") accruing daily on the aggregate amount then available for drawing under the Letter of Credit at a rate per annum determined in accordance with the Pricing Schedule.

               (c) PAYMENTS. Accrued fees under this Section shall be payable quarterly in arrears on the first day of each March, June, September and December and on the Expiration Date."

          1.3.2 PRICING SCHEDULE. The Pricing Schedule attached to this Agreement as Exhibit A is hereby incorporated into the Reimbursement Agreement by this reference as if originally set forth in full therein.

          1.3.3 SECTION 7.02(c). Section 7.02(c) is hereby deleted in its entirety and amended in full to read as follows:

          "(c) simultaneously with the delivery of each set of financial statements referred to in clauses (a) and (b), a certificate of an Authorized Officer (i) setting forth in reasonable detail the calculations required to establish whether the Company was in compliance with the requirements of clauses (g) and (h) of Section 7.07 and Section 7.10 on the date of such financial statements, (ii) stating whether a Default or Event of Default exists on the date of such certificate and, if any Default or Event of Default then exists, setting forth the details thereof and the action which the Company is taking or proposes to take with respect thereto and (iii) if the Company elects that Status shall be determined for purposes of the Pricing Schedule on the basis of the Leverage Ratio reflected in such certificate, a statement to such effect."

          1.3.4 SECTION 7.02(d)(ii). The language "with respect to the Company's Consolidated Tangible Net Worth" contained in Section 7.02(d)(ii) is hereby deleted in its entirety.

          1.3.5 SECTION 7.02(g). Section 7.02(g) is hereby deleted in its entirety and amended in full to read as follows:

          "(g) if and when any member of the Controlled Group (i) gives or is required to give notice to the PBGC of any "reportable event" (as defined in Section 4043 of ERISA) with respect to any Plan which might constitute grounds for a termination of such Plan under Title IV or ERISA, or knows that the plan administrator of any Plan has given or is required to give notice of any such reportable event, a copy of the notice of such reportable event given or required to be given to the PBGC; (ii) receives notice of complete or partial withdrawal liability under Title IV of ERISA or notice that any Multiemployer Plan is in reorganization, is insolvent or has been terminated, a copy of such notice; (iii) receives notice from the PBGC under Title IV of ERISA of an intent to terminate, impose liability (other than for premiums under Section 4007 of ERISA) in respect of, or appoint a trustee to administer, any Plan, a copy of such notice; (iv) applies for a waiver of the minimum funding standard under Section 412 of the Code, a copy of such application; (v) gives notice of intent to terminate any Plan under Section 4041(c) of ERISA, a copy of such notice and other information filed with the PBGC; (vi) gives notice of withdrawal from any Plan pursuant to Section 4063 of ERISA, a copy of such notice; or
     (vii) fails to make any payment or contribution to any Plan or Multiemployer Plan or in respect of any Benefit Arrangement which has resulted or could result in the imposition of a Lien or the posting of a bond or other security, a certificate of the chief financial officer or the chief accounting officer of the Company setting forth details as to such occurrence and action, if any, which the Company or applicable member of the Controlled Group is required or proposes to take;"

          1.3.6 SECTION 7.02(h), (i). The period at the end of Section 7.02(h) is hereby deleted and replaced with "; and" and a new Section 7.02(i) is hereby added to the Reimbursement Agreement as follows:

          "(i) forthwith, notice of any change of which the Company becomes aware in the rating by Moody's or Standard & Poor's of the Company's outstanding senior unsecured long-term debt securities."

          1.3.7     SECTION 7.03(a). The following is hereby added at the end of
Section 7.03(a) after the word "excepted" and prior to the semi-colon:

     ", except where failure to do so would not have a material adverse effect on the business, financial position, results of operations or prospects of the Company and its Consolidated Subsidiaries, considered as a whole"

          1.3.8 SECTION 7.04. (a) All references to "Subsidiary" and "Subsidiaries" contained in Section 7.04 are hereby deleted in their entirety and amended in full to read "Significant Subsidiary" and "Significant Subsidiaries", respectively.

          (b) The following is hereby added at the end of Section 7.04 after the word "business" and prior to the period:

          "; provided, that nothing in this Section 7.04 shall prohibit (i) the merger of a Subsidiary into the Company or the merger or the consolidation of a Subsidiary with or into another Person if the corporation surviving such consolidation or merger is a Subsidiary and if, in each case, after giving effect thereto, no Default or Event of Default shall have occurred and be continuing or (ii) the termination of the corporate existence of any Subsidiary if the Company in good faith determines that such termination is in the best interest of the Company and is not materially disadvantageous to the Banks"

          1.3.9 SECTIONS 7.05 AND 7.06. All references to "Subsidiary" contained in Sections 7.05 and 7.06 are hereby deleted in their entirety and amended in full to read "Significant Subsidiary".

          1.3.10 SECTION 7.07(a). Section 7.07(a) is hereby deleted in its entirety and amended in full to read as follows:

          "(a) Liens existing as of October 18, 1996."

          1.3.11 SECTION 7.07(c). Section 7.07(c) is hereby deleted in its entirety and amended in full to read as follows:

          "(c) any Lien on any assets securing Debt incurred or assumed for the purpose of financing all or any part of the cost of acquiring or constructing such asset (it being understood that, for this purpose, the acquisition of a Person is also an acquisition of the assets of such Person); provided that the Lien attaches to such asset concurrently with or within 180 days after the acquisition thereof, or such longer period, not to exceed 12 months, due to the Company's inability to obtain the requisite governmental approvals with respect to such acquisition; provided further, that, in the case of real estate, (i) the Lien attaches within 12 months after the latest of the acquisition thereof, the completion of construction thereon or the commencement of full operation thereof and (ii) the Debt so secured does not exceed the sum of (x) the purchase price of such real estate plus (y) the costs of such construction;"

          1.3.12 SECTION 7.07(f). Section 7.07(f) is hereby deleted in its entirety and amended in full to read as follows:

          "(f) any Lien arising out of the refinancing, extension, renewal or refunding of any Debt secured by any Lien permitted by any of the foregoing clauses of this Section, provided that such Debt is not increased (other than to cover any transaction costs of such refinancing, extension, renewal or refunding) and is not secured by any additional assets:

          1.3.13    SECTIONS 7.07(g), (h) AND (i). The "and" at the end of
Section 7.07(g) is hereby deleted in its entirety. Section 7.07(h) is hereby deleted in its entirety and amended in full, and a new Section 7.07(i) is hereby added, each to read as follows:

          "(h) Liens securing Debt of a Subsidiary to the Company or another Subsidiary; and

          (i) Liens not otherwise permitted by the foregoing clauses of this Section securing Debt in an aggregate principal amount at any time outstanding not to exceed 15% of Consolidated Net Worth."

          1.3.14    SECTION 7.09. The following is hereby added at the end of
Section 7.09 immediately prior to the period:

     "other than 'margin stock' issued by the Company which is retired upon purchase."

          1.3.15 SECTION 7.10. Section 7.10 is hereby deleted in its entirety and amended in full to read as follows:

          "Section 7.10. LEVERAGE RATIO. The Leverage Ratio will at no time exceed 4:1.

          1.3.16 SECTIONS 7.11 AND 7.12. Sections 7.11 and 7.12 are hereby deleted in their entirety and amended in full to read "RESERVED".

          1.3.17 SECTION 8.01(g) AND (h). Sections 8.01(g) and 8.01(h) are hereby deleted in their entirety and amended in full to read as follows:

          "(g) the Company or any Covered Subsidiary or any Significant Subsidiary, shall fail to make any payment in respect of any Debt (other than the Debt evidenced by (i) this Agreement, the Related Reimbursement Agreement or the Related Documents or (ii) Non-Recourse Debt) when due or within any applicable grace period and the aggregate principal amount of such Debt is in excess of $100,000,000;

          (h) any event or condition shall occur which results in the acceleration of the maturity of any Debt (other than Non-Recourse Debt) in excess of $100,000,000 of the Company or any Covered Subsidiary or any Significant Subsidiary or enables the holder of such Debt or any Person acting on such holder's behalf to accelerate the maturity thereof;"

          1.3.18 SECTIONS 8.01(i) AND (j). All references to "Subsidiary" or "subsidiary" contained in Sections 8.01(i) and 8.01(j) are hereby deleted in their entirety and amended in full to read "Significant Subsidiary".

          1.3.19 SECTION 8.01(k). Section 8.01(k) is hereby deleted in its entirety and amended in full to read as follows:

          "(k) any member of the Controlled Group shall fail to pay when due an amount or amounts aggregating in excess of $5,000,000 which it shall have become liable to pay under Title IV of ERISA; or notice of intent to terminate a Material Plan shall be filed under Title IV of ERISA by any member of the Controlled Group, any plan administrator of any combination of the foregoing; or the PBGC shall institute proceedings under Title IV of ERISA to terminate, to impose liability (other than for premiums under section 4007 of ERISA) in respect of, or to cause a trustee to be appointed to administer, any Material Plan; or a condition shall exist by reason of which the PBGC would be entitled to obtain a decree adjudicating that any Material Plan must be terminated; or there shall occur a complete or partial withdrawal from, or a default, within the meaning of Section 4219(c)(5) of ERISA, with respect to, one or more Multiemployer Plans which could cause one or more members of the Controlled Group to incur a current payment obligation in excess of $25,000,000;"

          1.3.20 SECTION 8.01(l). The reference to "Ten Million Dollars ($10,000,000)" contained in Section 8.01(l) is hereby deleted in its entirety and amended in full to read "$25,000,000".

          2. REPRESENTATIONS AND WARRANTIES. The Company represents and warrants to the Issuer, the Agent and the Banks as follows:

          2.1 AUTHORITY. The Company has all necessary power and has taken all corporate action necessary to make this Agreement and all other agreements and instruments executed in connection herewith the legal, valid and binding obligations they purport to be.

          2.2 NO LEGAL OBSTACLE TO AGREEMENT. The execution of this Agreement has not constituted or resulted in and will not constitute or result in a breach of any provision of any contract to which the Company is a party, or the violation of any law, judgment, decree or governmental order, rule or regulation applicable to, or result in the creation under any agreement or instrument of any security interest, lien, charge or encumbrance upon any of the assets of, the Company, except in favor of the Agent and the Banks or as permitted by the Reimbursement Agreement. No approval or authorization of any governmental authority is required to permit the execution, delivery or performance of this Agreement, or the transactions contemplated hereby or thereby.

          2.3 INCORPORATION OF CERTAIN REPRESENTATIONS AND WARRANTIES. The representations and warranties set forth in Article VI of the Reimbursement Agreement are true and correct in all respects on and as of the date hereof, as though made on and as of the date hereof, except to the extent that such representations and warranties expressly relate to an earlier date.

          2.4  DEFAULT. Upon this Agreement becoming effective pursuant to
Section 4.1 hereof, no Default or Event of Default has occurred and is continuing.

          3.   MISCELLANEOUS.

          3.1 DATE OF EFFECTIVENESS. Upon the execution hereof by the Company, the Issuer, the Agent and the Banks, this Agreement shall become effective as of the date first above written.

          3.2 EFFECT OF AGREEMENT ON REIMBURSEMENT. Except as affected hereby, the Reimbursement Agreement, the other Related Documents and any and all other agreements, documents, certificates and other instruments executed in connection therewith, shall remain in full force and effect in accordance with their respective terms. Except as otherwise provided herein, the Reimbursement Agreement, the other Related Documents and any and all other agreements, documents, certificates and other instruments executed in connection therewith, are in all respects ratified and confirmed, and nothing contained in this Agreement shall, or shall be construed to, modify, invalidate or otherwise affect any provision of such agreements, documents, certificates and instruments or any right of the parties thereto.

          3.3 EFFECT OF BREACH OF AGREEMENT. The Company hereby acknowledges and agrees that a breach of or noncompliance with any of the representations, warranties, covenants or terms contained herein shall constitute an Event of Default.

          3.4 NO WAIVER OF EVENT OF DEFAULT. The execution of this Agreement by the Issuer, the Agent and the Banks does not constitute a waiver of any Event of Default which now exists or which may occur hereafter.

          3.5 LIMITATION OF CONSENTS. The consents given hereby are one-time consents only and are made only with respect to the matters and to the extent described herein. Such consents are not to be construed as consents to anything or for any purpose other than as specifically set forth in this Agreement and shall not constitute an agreement or obligation of the Company, the Issuer, the Agent or the Banks to grant any other or future consent.

          3.6 APPLICABLE LAW; ASSIGNMENTS; ETC. This Agreement (i) SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEW YORK, (ii) shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns and (iii) may be executed in any number of counterparts, each of which shall be deemed an original hereof.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective duly authorized officers as of the date first above written.



THE COMPANY                            HILTON HOTELS CORPORATION


                                       By /s/ Scott A. LaPorta
                                         -------------------------------
                                         Title:  Scott A. LaPorta
                                                 Senior Vice President
                                                 and Treasurer

                                       Hilton Hotels Corporation
                                       9336 Civic Center Drive
                                       Beverly Hills, CA 90210
                                       Attention: Scott La Porta
                                                  Senior Vice President
                                                  and Treasurer
                                       Telephone:  (310) 205-4331
                                       Telecopier: (310) 205-7849


THE AGENT                              DEUTSCHE BANK AG,
                                       NEW YORK BRANCH, as Agent


                                       By /s/ Ross A. Howard
                                         ------------------------------
                                         Title:  Ross A. Howard
                                                 Director


                                       By /s/ J. Scott Jessup
                                         ------------------------------
                                         Title:  J. Scott Jessup
                                                 Vice President

                                       Deutsche Bank AG,
                                       New York Branch
                                       31 West 52nd Street
                                       New York, New York 10019
                                       Attention:  Doris Braun
                                       Telephone:  (212) 469-8636
                                       Telecopier: (212) 469-7880

THE ISSUER                             DEUTSCHE BANK AG,
                                       NEW YORK BRANCH, as Issuer
                                       of the Letter of Credit


                                       By /s/ Ross A. Howard
                                         -----------------------
                                         Title:  Ross A. Howard
                                                 Director


                                      By /s/ J. Scott Jessup
                                         -----------------------
                                         Title:  J. Scott Jessup
                                                 Vice President

                                       Deutsche Bank AG,
                                       New York Branch
                                       31 West 52nd Street
                                       New York, New York 10019
                                       Attention:  Volker Fischer
                                                   Trade Finance
                                       Telephone:  (212) 474-7978
                                       Telecopier: (212) 469-7989


THE BANKS                              DEUTSCHE BANK AG,
                                       LOS ANGELES BRANCH


                                       By /s/ Ross A. Howard
                                         -----------------------
                                         Title:  Ross A. Howard
                                                 Director


                                       By /s/ J. Scott Jessup
                                         -----------------------
                                         Title:  J. Scott Jessup
                                                 Vice President

                                       Deutsche Bank AG,
                                       Los Angeles Branch
                                       550 South Hope Street, Suite 1850
                                       Los Angeles, California 90071
                                       Attention:  Anne Norwood
                                       Telephone:  (213) 630-7682
                                       Telecopier: (213) 630-7655

                                       THE BANK OF NEW YORK


                                       By /s/ Lisa Y. Brown
                                          ------------------------------
                                       Title: Lisa Y. Brown
                                              Vice President

                                       The Bank of New York
                                       10990 Wilshire Boulevard
                                       Suite 1125
                                       Los Angeles, California 90024
                                       Attention:  Lisa Brown
                                       Telephone:  (310) 996-8656
                                       Telecopier: (310) 996-8667


                                       THE SUMITOMO BANK, LIMITED


                                       By /s/ Tatsuo Ueda
                                          ------------------------------
                                       Title: Tatsuo Ueda
                                              General Manager

                                       The Sumitomo Bank, Limited
                                       777 South Figueroa Street
                                       Suite 2600
                                       Los Angeles, California 90017
                                       Attention:  Al Galluzzo
                                       Telephone:  (213) 955-0855
                                       Telecopier: (213) 623-6832


                                       WESTDEUTSCHE LANDESBANK
                                         GIROZENTRALE,
                                       NEW YORK BRANCH


                                       By /s/ [ILLEGIBLE]
                                         ------------------------------
                                       Title: Vice President


                                       By /s/ [ILLEGIBLE]
                                         ------------------------------
                                       Title: Associate

                                       Westdeutsche Landesbank
                                         Girozentrale
                                       1211 Avenue of the Americas
                                       New York, New York 10036
                                       Attention:  Karen Hoplock
                                       Telephone:  (212) 852-6087
                                       Telecopier: (212) 852-6148

                                       THE MITSUBISHI TRUST AND
                                         BANKING CORPORATION


                                       By /s/ Yasushi Satomi
                                          -------------------------------
                                       Title:  Chief Manager &
                                               Senior Vice President

                                       The Mitsubishi Trust and
                                         Banking Corporation
                                       801 South Figueroa Street
                                       Suite 500
                                       Los Angeles, California 90017
                                       Attention:  Dean Kawai
                                       Telephone:  (213) 896-4666
                                       Telecopier: (213) 687-4631


                                       SOCIETE GENERALE


                                       By: /s/ [ILLEGIBLE]
                                          --------------------------------
                                       Title:  Vice President

                                       Societe Generale
                                       2029 Century Park East
                                       Suite 2900
                                       Los Angeles, California 90067
                                       Attention:  Don Schubert
                                       Telephone:  (310) 788-7104
                                       Telecopier: (310) 551-1537


                                       CIBC INC.


                                       By: /s/ [ILLEGIBLE]
                                          --------------------------------
                                       Title:  Associate, CIBC Wood Gundy
                                               Securities Corp., AS AGENT

                                       CIBC Inc.
                                       350 South Grand Avenue
                                       Suite 2600
                                       Los Angeles, California 90071
                                       Attention:  Dean Decker
                                       Telephone:  (213) 617-6245
                                       Telecopier: (213) 346-0157